Exhibit 3.5.2
                            CERTIFICATE OF AMENDMENT
                                       TO
                           CERTIFICATE OF DESIGNATION
                                       OF
                                   PREFERENCES
                                       OF
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                             LYNX THERAPEUTICS, INC.


         Lynx Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST: The name of the corporation is Lynx Therapeutics, Inc. (the "Corporation").

         SECOND: The date on which the Certificate of Incorporation of the Corporation first was filed with the Secretary of State of the State of Delaware is February 18, 1992.

         THIRD: The Board of Directors, acting in accordance with the provisions of Sections 151 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend paragraphs 4(a) and 4(b) of Section B of Article THIRD of the "Certificate of Designation of Preferences of Series C Convertible Preferred Stock of Lynx Therapeutics, Inc." to read in their entirety as follows:

         "4. CONVERSION.

                  The holders of the Series C Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  a. Mandatory Conversion. On March 31, 1998, each share of Series C Convertible Preferred Stock shall automatically convert into the number of fully paid and nonassessable shares of Common Stock which results from dividing $5.00 by the Series C Conversion Price (as hereinafter defined) per share in effect at the time of conversion (the _______________________ Automatic Conversion"). The initial Series C Conversion Price shall be $.50. The Series C Convertible Preferred Stock is not otherwise convertible. The number of shares of Common Stock into which one share of Series C Convertible Preferred Stock may be converted hereinafter is referred to as the "Conversion Rate."

                  b. Mechanics of Conversion. Upon the Automatic Conversion, each holder of Series C Convertible Preferred Stock shall surrender the certificate or certificates for such shares, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Convertible Preferred Stock, or notify the Corporation or its transfer agent that such Series C Convertible Preferred Stock certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall then, as soon as is practicable, issue and deliver at such office to such holder of Series C Convertible Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled."

         FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the holders of Series C Convertible Preferred Stock for their approval in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and written notice has been given to all such stockholders who have not consented as provided in Section 228(d) of the General Corporation Law of the State of Delaware.

                                      55.

         IN WITNESS WHEREOF, Lynx Therapeutics, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer and attested by its Secretary this 30th day of September, 1997.

                                            LYNX THERAPEUTICS, INC.


                                            /s/ Sam Eletr
                                            ----------------------------------
                                            Sam Eletr
                                            Chief Executive Officer


ATTEST:


/s/ James C. Kitch
---------------------------
James C. Kitch
Secretary

                                      56.